Exhibit 10-AB



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, AND MAY
NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED
OR OTHERWISE TRANSFERRED OR DISPOSED OF IN
THE ABSENCE OF REGISTRATION UNDER SAID ACT
AND THE RULES AND REGULATIONS THEREUNDER OR
AN EXEMPTION THEREFROM.

$10,706,667.00                                    February 28, 2001

BRUEGGER'S CORPORATION

Amended and Restated Junior Subordinated Note Due October 20, 2004

FOR VALUE RECEIVED, BRUEGGER'S CORPORATION, a Delaware corporation (together with its successors and permitted assigns, the "Company"), hereby promises to pay to the order of Quality Dining, Inc., an Indiana corporation ("QDI"), or such holder's permitted assigns (collectively, the "Holder"), the principal sum of Ten Million Seven Hundred Six Thousand Six Hundred Sixty-Seven Dollars ($10,706,667), subject to increase in the manner described below, and to pay to the Holder interest on the unpaid principal amount of this Note (as modified and supplemented and in effect from time to time, this "Note"), all in the manner described below. Unless payment of principal is accelerated as provided hereafter the outstanding principal amount of this Note shall be payable on October 20, 2004 (the "Principal Payment Date"). Interest shall accrue on the unpaid principal amount of this Note outstanding from time to time, commencing with the date of issuance hereof (the "Issue Date") through but excluding the date such principal amount is paid in full, at the rate of twelve percent (12%) per annum. Accrued interest shall be payable in arrears on each June 1 and December 1 following the Issue Date (each, an "Interest Payment Date") commencing June 1, 2001, and through and including the Principal Payment Date. Notwithstanding the foregoing, on each of the first three Interest Payment Dates, in lieu of a cash payment by the Company, interest accrued through, but not including, each such Interest Payment Date shall instead be added to and become part of the outstanding principal amount of this Note; and thereafter on June 1, 2002, in lieu of a full cash payment by the Company therefor, one-half of the interest accrued through such Interest Payment Date shall be added to and become part of the outstanding principal amount of this Note (each such addition on an Interest Payment Date, a "Capitalized Interest Payment") and the other one-half of the interest accrued through such Interest Payment Date shall be paid in cash. Commencing with the Interest Payment Date of December 1, 2002, all interest accrued through, but not including, each such Interest Payment Date shall be paid in cash. Notwithstanding anything to the contrary contained in this Note, the accrued interest otherwise due and payable on December 1, 2002 shall be paid on or before


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January 2, 2003 provided such payment also includes interest accrued from
December 1, 2002 through the date such payment is actually made. The interest on this Note shall be computed on the basis of a year of 360 days consisting of twelve 30-day months.

This Note amends, and as amended restates, that certain Junior Subordinated Note Due October 20, 2004, dated October 20, 1997, in the original principal amount of Ten Million Dollars ($10,000,000) executed by the Company and payable to the order of QDI, which was the Junior Subordinated Note issued pursuant to Section 7(l) of the Share Exchange Agreement, dated as of September 3, 1997, by and among QDI, the Company, Nordahl L. Brue and Michael J. Dressell, as the same shall be amended, modified or supplemented and in effect from time to time (the "Share Exchange Agreement"). Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the Share Exchange Agreement. If the Share Exchange Agreement is not in effect at any time, the incorporated defined terms not otherwise defined herein shall have the respective meanings given to such terms in the Share Exchange Agreement as last in effect.

ARTICLE I

PAYMENTS AND PREPAYMENTS

Section 1.1 Payments Generally. All payments of principal and interest (other than Capitalized Interest Payments) on this Note shall be made in United States dollars, in immediately available funds without offset, by wire transfer to the account specified below the Holder's name on the signature page hereof or to such other account at a commercial bank located in the United States of America identified in a notice from the Holder to the Company not later than two Business Days (as defined below) prior to the date of such payment. Any payment received later than 11:00 a.m. Eastern time on the date on which such payment shall become due shall be deemed to have been made on the next succeeding Business Day. If the Principal Payment Date or any Interest Payment Date (other than an Interest Payment Date on which the Company is required to make a Capitalized Interest Payment) would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. "Business Day" means a day other than Saturday, Sunday or any other day on which banks in the State of Indiana are authorized or required by law to remain closed.

Section 1.2 Prepayments. The Company may at any time and from time to time, at its option, prepay the outstanding principal amount of this Note, in whole or in part, without penalty or premium, together with accrued interest on the principal amount being prepaid. At least three (3) days, but no more than thirty
(30) days, prior to any prepayment under this Section 1.2, the Company shall deliver a notice to the Holder (the "Prepayment Notice") stating (i) that the Company will be making a prepayment on the Note, (ii) the amount of the prepayment and (iii) the date on which the prepayment is to be made (the "Prepayment Date"). The Company shall immediately prepay this Note in full without notice upon occurrence of a Change of Control (as defined in Section 3.1); provided that no such payment will be required to be made until all amounts outstanding under the Credit Facilities (as defined below) have been repaid in full or an offer has been made to the holders of such amounts under the Credit Facilities to repay the same in full and all amounts held by holders accepting such offer have been


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repaid in full. In the event the Company prepays any portion of the outstanding principal amount of this Note on or before the earlier of the acceleration of maturity of this Note pursuant to Section 4.2 or October 31, 2003 in accordance with the terms of this Section 1.2, the Company shall be entitled to a credit against the outstanding principal amount of this Note in the amount of Two Dollars ($2) for every One Dollar ($1) in cash the Company prepays to the Holder, up to a maximum credit amount of the sum of the actual amount of cash pre-paid plus Two Million Dollars ($2,000,000). The Company and Holder understand, acknowledge and agree that the Reilly/BFBC Credit, as defined in that certain Settlement Agreement dated as of the Issue Date, among Company, QDI, and certain other parties (the "Settlement Agreement"), if any, shall, as of the date of Company's entitlement to the Reilly/BFBC Credit, be deemed a prepayment of the outstanding principal amount of this Note and shall be credited in accordance with the terms and provisions of this Section 1.2.

Section 1.3 Late Payments. If any principal or accrued interest hereunder is not paid on the Principal Payment Date or an Interest Payment Date (other than an Interest Payment Date of a Capitalized Interest Payment), as the case may be, in accordance with Section 1.1 hereof or on the Prepayment Date in accordance with
Section 1.2 hereof, or on such other date as the principal amount of this Note shall become due and payable in accordance with the terms hereof, the Company shall pay interest on demand at the rate of twelve percent (12%) per annum on any overdue payment of principal and, to the extent permitted by law, on any overdue interest.

ARTICLE II

SUBORDINATION

Section 2.1 Subordination. Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note, including the principal amount hereof and accrued interest hereon (collectively, the "Subordinated Indebtedness"), shall be subordinate and junior to the extent set forth in subsections (a) to (d), inclusive, below, to all Senior Indebtedness (as hereinafter defined). "Senior Indebtedness" shall mean the principal of and premium, if any, and interest due on, and all other amounts owing in respect of, any Indebtedness (as defined in Section 3.1(o)) that is either (i) an obligation of one or more of the Guarantors or the Company under the Credit Facilities (as defined below) incurred at any time or any obligation of Company or one or more of the Guarantors whenever incurred to any New Lender (as defined below) with respect to any Refinancing (as defined below), or (ii) any obligation of one or more of the Guarantors or the Company for Indebtedness, now existing or hereafter incurred, that is expressly authorized by either of the Credit Facilities or any New Loan Agreement (as defined below) or consented to or as may be consented to by the required Banks or any New Lender of such Guarantor(s) or the Company, as the case may be, including without limitation that certain Indebtedness of the Company to Champlain Management Services, Inc. in the original principal amount of Twelve Million Dollars ($12,000,000). Senior Indebtedness includes all interest accrued or hereafter accruing thereon including interest accruing (whether or not an allowable claim) after the filing by or against the Company or any Guarantor of a petition for relief under the Federal Bankruptcy Code, and all costs, expenses (including attorneys' fees), fees, and charges otherwise recoverable from the Company or any guarantor by the holders of such Senior Indebtedness with respect thereto. Notwithstanding anything else


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contained herein, Senior Indebtedness shall not include any particular
Indebtedness if (i) in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such Indebtedness (A) ranks pari passu in right of payment to this Note or (B) is subordinated in right of payment to this Note and/or to all other Indebtedness of the Company; provided, however, that nothing contained in this clause (i)(B) shall affect the provisions of the last sentence of section 1 of the Affiliate Subordination Agreement, as hereinafter defined or (ii) such Indebtedness is owing to trade creditors and was incurred in connection with obtaining goods, materials and services.

(a) If (i) the Company or any Guarantor shall default beyond any applicable grace period in the payment of any principal of, premium or interest on or fees in respect of any Senior Indebtedness when the same becomes due and payable, whether at stated maturity or at a date fixed for prepayment or as a result of a declaration of acceleration or otherwise or (ii) any other event of default under and as defined in any Senior Indebtedness shall occur and be continuing, then, unless and until such default shall have been remedied by payment in full in cash or cash equivalents (if a payment default) or by other cure or express written waiver, the Company shall not pay and the Holder shall not accept nor receive any direct or indirect payment (in cash, property or otherwise) of or on account of Subordinated Indebtedness; provided, however, that if within the period specified in the next sentence with respect to an event of default referred to in clause (ii) above, no holder of such Senior Indebtedness subject to an event of default has declared the Senior Indebtedness to be immediately due and payable (or has declared such Senior Indebtedness to be immediately due and payable and within such period has rescinded such acceleration), then and in that event, payment of principal of, and interest on, the Note shall be resumed. With respect to any event of default under clause (ii) above, the period referred to in the preceding sentence shall commence upon receipt by the Holder of a written notice or notices (each, a "Stopper Notice") of the commencement of such period from BBI or from a New Lender which has refinanced the Indebtedness under the Securities Purchase Agreement or any subsequent Refinancing thereof (which notice shall specify all events of default existing under the instruments and agreements governing such Senior Indebtedness on the date of such notice of which such holder of such Senior Indebtedness had actual knowledge) and shall end at the completion of the 179th day after the beginning of such period. Only one such 179 day period may commence within any 360 consecutive days. No Event of Default under clause (ii) above that existed or was continuing on the date of delivery of any Stopper Notice to the Holder shall be, or be made, the basis for a subsequent Stopper Notice. Upon termination of any such period, the Company shall resume payments on account of the principal of and interest on the Note, subject to the provisions of this Article II with respect to any events of default not set forth in any previously delivered Stopper Notice.

(b) If any event described in paragraphs (b) or (c) of Section 4.1 hereof occurs, then all Senior Indebtedness shall first be paid in full in cash or cash equivalents before any payment of or on account of Subordinated Indebtedness.

(c) In any of the proceedings referred to in paragraphs (b) or (c) of Section
4.1 hereof, any payment or distribution of any kind or character, whether in cash, property, stock or obligations (other than stock or obligations of the maker issued pursuant to a plan of reorganization which are expressly subordinated and junior at least to


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the extent provided in this Article II to the payment of any stock or obligations which are issued in exchange or substitution for any Senior Indebtedness), which may be payable or deliverable by the Company in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness (or to a banking institution selected by the court or designated by any holder of Senior Indebtedness) for application in payment thereof in accordance with the priorities then existing among such holders, unless and until all Senior Indebtedness shall have been paid in full in cash or cash equivalents.

(d) If any payment or distribution of any character whether in cash, securities or other property, shall be received by the Holder in contravention of any of the terms of this Article II and before all the Senior Indebtedness shall have been paid in full in cash or cash equivalents, such payment or distribution shall be received in trust for the benefit of the holders of the Senior Indebtedness at the time outstanding and shall forthwith be paid over or delivered and transferred to the holders of Senior Indebtedness, or their respective trustees, agents or representatives, as their respective interests may appear.

Section 2.2 Obligation of Company Unconditional. The provisions of this Article II are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the Holder on the other hand, and nothing herein shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal hereof and interest hereon in accordance with the terms and the provisions hereof, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder (including, without limitation, the right to demand payment and sue for performance hereof), subject in each case to the rights under this Article II of holders of Senior Indebtedness.

Section 2.3 Subrogation. Upon payment in full of Senior Indebtedness in cash or cash equivalents, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company made in respect of Senior Indebtedness until the principal of and interest on this Note shall be paid in full, and, for the purposes of such subrogation, no payments to the holders of Senior Indebtedness of any cash, property, stock or obligations to which the Holder would have been entitled but for the provisions of Section 2.1(c) above shall, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the Holder, be deemed to be a payment by the Company to or on account of Senior Indebtedness.

Section 2.4 Rights of Holders of Senior Indebtedness. The provisions of this
Article II shall be deemed a continuing offer to all holders of Senior Indebtedness to act in reliance on such provisions (but no such reliance shall be required to be proven to receive the benefits hereof) and may be enforced by such holders and no right of any present or future holder of any Senior Indebtedness to enforce subordination as provided in this Article II shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with and no purported change in the provisions of this Article II shall be effective as against any holder of Senior


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Indebtedness existing at the time of such change without the consent of such holder. Without in any way limiting the generality of the foregoing, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, and without impairing or releasing the subordination provided in this Article II or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment (including interest rates and fees) or extend the time of payment of, or renew or alter, or waive defaults under, or take additional guarantees or collateral for the benefit of, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the payment or collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other person or entity, including any guarantor or surety. The provisions of this Article II shall continue to be effective, or shall be reinstated, as the case may be, if at any time payment, or any part thereof, in respect of any Senior Indebtedness is rescinded or must otherwise be restored or returned by the holders of Senior Indebtedness upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

ARTICLE III

COVENANTS

Section 3.1 Definitions. Capitalized terms used and not otherwise defined herein or in the Share Exchange Agreement shall have the respective meanings given to such terms in this Section 3.1:

(a) "Affiliate Guarantors" shall mean (i) Champlain Management Services, Inc., (ii) Champlain Leasing, L.L.C., (iii) LETHE LLC, (iv) Flour City Bagels, Inc., (v) Baystate Bagels, Inc., (vi) Uptown Bagels, Inc.,
(vii) Iron City Bagels, Inc., (viii) Norstar Bagel Bakeries, Inc.,
(ix) Hawkeye Bagel Bakeries, Inc. and (x) Tarheel Bagels, Inc.

(b) "Affiliate Subordination Agreement" shall mean the agreement bearing that title executed contemporaneous with the execution of this Note by Holder, the Company, the Guarantors, the Company's shareholders, and certain of its affiliates (the "Affiliates") in the form attached hereto as Exhibit B.

(c) "Bagel Group" shall mean the Company, the Affiliate Guarantors, the Subsidiary Guarantors and their respective Subsidiaries.

(d) "Banks" refers to Fleet National Bank (f/k/a Bank Boston N.A.) ("Fleet") as Agent and a lender under the Credit Agreement (as defined below), the other lenders under the Credit Agreement and BancBoston Investments Inc. ("BBI") under the Securities Purchase Agreement.

(e) "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent


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such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

(f) "Change of Control" shall mean the acquisition by any Person or "group" (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (i) any Person or group who is the beneficial owner of capital stock of the Company on the Issue Date (an "Existing Beneficial Owner"), (ii) members of the immediate family or the estate of an Existing Beneficial Owner or (iii) a trust created for the benefit of any of the Persons referred to in clauses (i) and (ii), whereby such Person or "group" becomes after the Issue Date, directly or indirectly, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or otherwise, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the capital stock of the Company or any of the Guarantors entitled to vote generally with respect to the election of directors of the Company or any of the Guarantors. Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred by virtue of the transfer of capital stock or other equity of one or more of the Guarantors if the Company obtains Holder's prior written consent to such transfer(s) or is deemed to have obtained such consent as provided below. If a sufficient amount of the capital stock or other equity of one or more of the Guarantors is proposed to be transferred which would otherwise constitute a Change of Control in such Guarantor(s) (an "Equity Transfer") and such Guarantor(s) has no material assets as of the date of the transfer other than one or more Outlets (as defined below), then Holder's consent to such Equity Transfer shall be deemed given, and such Equity Transfer shall not be deemed a Change of Control, if such Equity Transfer is expressly authorized by the Credit Facility or New Loan Agreement, as the case may be, to which such Guarantor(s) is a party or is consented to by the required Banks or any New Lender that is/are party to such Credit Facility or New Loan Agreement. For purposes of the foregoing sentence an "Outlet" or "Outlets" means the tangible assets and intangible assets (including without limitation franchise agreements, development agreements and other franchise rights) constituting a retail outlet selling bagels and other items to the general public and/or a commissary, which operates as a dough production facility for one or more retail outlets and may also serve as a distribution facility, performing some or all of the purchasing and distribution functions for one or more retail outlets.

(g) "Consolidated Interest Expense" shall mean, for any period, the sum, for the Bagel Group (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (x) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations but excluding any capitalized financing costs) accrued or capitalized during such period (whether or not actually paid during such period) plus (y) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements during such period (whether or not actually paid or received during such period).

(h) "Consolidated Net Income" means, for any period, the net income (or loss) of the Bagel Group (determined on a consolidated basis without duplication in accordance with GAAP); provided that there shall be excluded (i) the income (or loss) of any other Person (other than consolidated Subsidiaries of such Person) in which any third Person

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(other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period, (ii) the income (or loss) of any other Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries or such other Person's assets are acquired by such Person or any of its consolidated Subsidiaries, and (iii) the income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that consolidated Subsidiary.

(i) "Coverage Ratio" shall mean, as at any date, the ratio of (i) EBITDA for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date (the "Reference Period") to (ii) Consolidated Interest Expense for such period.

(j) "Credit Agreement" refers to the First Amended and Restated Credit Agreement between Champlain Management Services, Inc. and the other borrowers party thereto ("Borrowers") and certain of the Banks dated as of September 18, 1998 as amended by the First Amendment thereto dated as of September 30, 1999, the Second Amendment thereto dated as of June 28, 2000, the Third Amendment thereto dated as of July 14, 2000 and the Fourth Amendment thereto dated as of July 26, 2000, including any restatements and all amendments and modifications thereof.

(k) "Credit Facilities" shall mean the Credit Agreement, Securities Purchase Agreement and all notes issued pursuant to the Securities Purchase Agreement and the Credit Agreement. "Credit Facility" shall mean either one of the Credit Facilities.

(l) "EBITDA" shall mean, for any period, the sum, for the Bagel Group (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (i) Consolidated Net Income for such period (calculated after eliminating extraordinary gains and losses and unusual items), plus (ii) income taxes (to the extent deducted in determining Consolidated Net Income) for such period, plus (iii) depreciation and amortization and other non-cash charges (to the extent deducted in determining Consolidated Net Income) for such period, plus (iv) the aggregate amount of Consolidated Interest Expense for such period (to the extent deducted in determining Consolidated Net Income) for such period, minus (v) the aggregate amount of interest income for such period, minus (vi) the aggregate amount of up-front or one-time fees or expenses payable in respect of Interest Rate Protection Agreements during such period (to the extent deducted in determining Consolidated Net Income) for such period.

(m) "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

(n) "Guarantors" shall mean the Affiliate Guarantors and the Subsidiary Guarantors, collectively.

(o) "Indebtedness" shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services (including in respect of non- competition agreements), other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others guaranteed by, or secured by a Lien on the property of, such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; and (v) Capital Lease Obligations of such Person.

(p) "Interest Rate Protection Agreement" shall mean, as to any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

(q) "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental authority.

(r) "Refinancing" shall mean any one or more refinancings by any one or more reputable financial institutions ("New Lender") evidenced by a loan or credit agreement between the Company and/or one or more Guarantors and the New Lender ("New Loan Agreement") where the proceeds will satisfy all of the obligations of
(i) the Borrowers under the Credit Agreement and/or the Company under the Securities Purchase Agreement or (ii) of the Company and/or the Guarantors to any New Lender under any subsequent refinancings of all or a portion of the obligations referenced in the immediately preceding clause (i). Notwithstanding the foregoing or any other provision of this Note or the Subordinated Guarantee, as part of a Refinancing, the principal obligations under the New Loan Agreement pertaining to such Refinancing, when combined with the principal obligations of any other New Loan Agreement or Credit Facility that is then outstanding and not being replaced by such Refinancing, if any, shall not exceed the following sum:
(i) the amount of all accrued interest (including, without limitation, any accrued interest which has been capitalized and included as principal, and interest thereon), fees, expenses and advances for the purpose of protecting collateral that secures the obligations under any Credit Facility or New Loan Agreement then due and owing under any Credit Facility and/or New Loan Agreement then outstanding (whether or not such interest, fees, expenses and advances are treated as part of the principal balances owing under such Credit Facility or New Loan Agreement); plus (ii) the lesser of (x) the sum, as of the closing of such Refinancing, of the principal balances owing under any Credit Facility and/or New Loan Agreement then outstanding and not being replaced by such Refinancing, if any, plus any Credit Facility and/or New Loan Agreement then outstanding and being replaced by such Refinancing, or (y) the principal balance owing under the Credit Facilities on the Issue Date.

(s) "Related Party" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if (i) the controlling Person owns 10% or more of any class of voting securities (or other voting ownership interests) of the controlled Person, (ii) the controlling Person owns 50% of more of the equity of the controlled Person, or (iii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Notwithstanding anything to the contrary contained in this Note, the term "Related Party" shall not include the Guarantors or the Company.

(t) "Restricted Payment" shall mean distributions or dividends (in cash, property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of capital stock of the Company or of any warrants, options or other rights to acquire the same other than the Warrant Payment (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding distributions or dividends (or (in the case of clause (i)) options therein) (i) payable solely in shares of non-redeemable capital stock of the Company and (ii) in respect of any non-participating preferred stock issued in replacement of Indebtedness that constitutes a portion of the Credit Facilities, which dividends shall not in any year exceed the amount of interest that would have been payable under the portion of the Credit Facility so replaced. The term Restricted Payment shall not include payment of reasonable salary or other compensation to persons who perform management, consulting or other services for the Company or any Subsidiary on account of such services. The term Restricted Payment also shall not include any distribution or dividend with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries which is then: (i) loaned by the recipient thereof to the Company or any one or more of the Guarantors, provided that such recipient is either a party to the Affiliate Subordination Agreement or, prior to making such loan, becomes a party to the Affiliate Subordination Agreement; (ii) contributed as capital by the recipient thereof to the Company or any one or more of the Guarantors; (iii) paid to one or more of the Banks or a New Lender; or (iv) used to pay federal or state income taxes of the recipient(s) thereof which arise as a result of making the distributions set forth under clauses (i), (ii) or (iii) above.

(u) "Securities Purchase Agreement" shall mean the Securities Purchase Agreement, dated October 20, 1997, between the Company and BBI, including any restatements and all amendments and modifications thereof.

(v) "Subsidiary" of any Person shall mean and includes (i) any corporation more than 50% of whose voting stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (excluding stock of any class or classes of such corporation that might have voting power solely by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and
(ii) any partnership association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.

(w) "Subsidiary Guarantor" shall mean (i) Bruegger's Franchise Corporation, (ii) BF Holding, Inc., (iii) Odyssey Bagels, Inc. and
(iv) any other Subsidiary of the Company that shall guarantee the obligations of the Company under this Note pursuant to Section 3.5.

(x) "Warrant Payment" shall mean any payment by the Company to acquire "Warrants" or "Warrant Stock" (as defined in the Securities Purchase Agreement as in effect on the date hereof) pursuant to Section 11 of the Securities Purchase Agreement.

Section 3.2 Affirmative Covenants. The Company covenants and agrees with the Holder that until all principal of and interest on this Note has been paid in full:

Section 3.2.1 Payment of Principal and Interest. The Company will duly and punctually pay the principal of and interest on this Note when same shall become due.

Section 3.2.2 Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that (i) any Subsidiary of the Company may be merged or liquidated into the Company or any Subsidiary of the Company and (ii) that neither the Company nor its Subsidiaries shall be required to preserve any such right or franchise if its board of directors in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or any of its Subsidiaries, and that the loss thereof is not disadvantageous in any material respect to the Holder.

Section 3.2.3 Maintenance of Properties. The Company will cause all material properties used or useful in the conduct of its business or the business of any Subsidiary of the Company to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from selling or discontinuing the operation or maintenance of any of such properties if such sale or discontinuance is, as determined by its board of directors in good faith, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holder.

Section 3.2.4 Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or any of its Subsidiaries, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon any material property of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 3.2.5 Maintenance of Insurance. The Company shall, and shall cause its Subsidiaries to, keep at all times all of their properties which are of an insurable nature insured against loss or damage with insurers believed by the Company to be responsible to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice.

Section 3.2.6 Information Covenants. The Company will furnish or cause to be furnished to the Holder, in each case, on a confidential basis:

(i) As soon as available and in any event within 90 days after the end of each full fiscal year of the Company commencing with the fiscal year beginning January 1, 1997, (A) the consolidated balance sheet of the Bagel Group as at the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, (B) a report on such consolidated balance sheets and financial statements by independent certified public accountants of recognized national standing, which report shall not be qualified as to the scope of audit or as to the status of the Bagel Group as a going concern and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Bagel Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the independent certified public accountants concur) and that the examination by such accountants was conducted in accordance with generally accepted auditing standards and (C) a written statement from such accountants stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default that would not be disclosed in the course of their audit examination.

(ii) As soon as available and in any event within 45 days after the end of (A) the calendar quarter beginning on October 1, 1997 and (B) each calendar quarter thereafter (other than the last fiscal quarter of any fiscal year), the consolidated balance sheet of the Bagel Group as at the end of such period and the related consolidated statements of income and cash flows of the Bagel Group in conformity with GAAP applied on a basis consistent with prior years, subject to year-end adjustment, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in comparative form the same information for the corresponding periods of the prior fiscal year.

(iii) At the time of the delivery of the financial statements provided for in paragraphs (i) and (ii) above, a certificate of the chief executive officer, chief financial officer, controller or chief accounting officer of the Company to the effect that such financial statements are true and complete in all material respects and that no Event of Default (as defined in Section 4.1) or event which, with the giving of notice or lapse of time or both would constitute an Event of Default (a "Default") exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof and what actions have been or will be taken in respect thereof, which certificate shall be accompanied by a compliance certificate in a form reasonably acceptable to the Holder setting forth the calculations required to establish whether the Company was in compliance with the covenants contained in Sections 3.3 and 3.4 of this Note as at the end of such fiscal quarter or year, as the case may be.

(iv) Promptly upon any officer of the Company obtaining knowledge (x) of any condition or event which constitutes a Default or an Event of Default (including the occurrence of a Change of Control), or (y) that any Person has given any written notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition that could give rise to a claimed default under any other material Indebtedness of the Company, a certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Event of Default, event or condition and what action the Company has taken, is taking and proposes to take with respect thereto.

(v) With reasonable promptness, such other information and data with respect to the Company and its Subsidiaries as from time to time may be reasonably requested by the Holder.

(vi) Company will provide or cause to be provided to Holder copies of all documents, data, and financial information (collectively, "Information") regarding Company, Guarantors, the Borrowers, and/or any of their affiliates provided to Banks at the time such Information is provided to the Banks or as soon thereafter as is practicable. Information provided to any of the Banks between July 1, 2000 and the Issue Date shall be provided to Holder on or before the Issue Date.

(vii) Promptly following the conclusion of each dial-in conference call held in accordance with Section 6.1(i) of the Credit Agreement, the Company shall cause a representative of one of the Guarantors participating in such dial-in conference to call the Holder and convey to Holder the presentation made on behalf of the Guarantors to Fleet.

Section 3.2.7 Books, Records and Inspections. The Company will, and will cause each of its Subsidiaries to, keep true books of records and accounts in which full and correct entries will be made of all their business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. The Company will, and will cause each of its Subsidiaries to, permit, upon reasonable prior notice to the chief executive officer, chief financial officer, controller, chief accounting officer or any other officer of the Company, such independent accounting firm as shall be regularly engaged by the Holder to visit and inspect any of the properties or assets of the Company and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of the Company and any of its Subsidiaries and discuss the affairs, finances and accounts of the Company and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants (in the presence of such officers), in each case, on a confidential basis, all at such reasonable times during regular business hours and intervals and to such reasonable extent as the Holder may reasonably request.

Section 3.2.8 Transactions with Related Parties. Except for any Permitted Transfer, as defined under the Subordinated Guarantee (as defined in Section 3.5), neither the Company nor any of the Guarantors will, nor permit any of its Subsidiaries to, enter into any material transaction (including without limitation the purchase, sale or exchange of property of a material value, the rendering of any service of a material value, the making of any material investment in a Related Party, or the repayment of any material indebtedness owed to a Related

Party) with a Related Party except upon terms which are fair and reasonable to the business of the Company and the Guarantors, taken as a whole.

Section 3.3 Restricted Payments. The Company covenants and agrees with the Holder that, until all principal of and interest on this Note has been paid in full, the Company will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, (i) if at the time there has occurred and is continuing an Event of Default or (ii) which alone or in the aggregate with all other Restricted Payments made after October 20, 1997, would exceed the sum of (A) 50% of Consolidated Net Income (or minus 100% of Consolidated Net Income, if a loss) for the period from the first day of the first full fiscal quarter of the Company following the Issue Date to and including the last day of the fiscal quarter of the Company most recently ended prior to such declaration or Restricted Payment (treated for this purpose as a single accounting period) plus (B) 50% of the net cash proceeds of the issuance by the Company of shares of any class of non- redeemable capital stock. Any Restricted Payment must be paid within 60 days of declaration minus (C) the amount of any Warrant Payment. Notwithstanding the foregoing, Company will not make and will not permit any of its Subsidiaries to declare or make directly or indirectly any Restricted Payment unless Company has first paid to Holder all interest accrued on the unpaid principal balance of this Note, including the amount of any and all Capitalized Interest Payments, from and after June 1, 2001 through the date of payment of such Restricted Payment.

Section 3.4 Limitation on Incurrence of Additional Indebtedness. Except as set forth below in this Section 3.4, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to, or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence") any Indebtedness. Notwithstanding the foregoing:

(a) if (i) no Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and (ii) on the date of such incurrence (the "Incurrence Date"), the Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to the incurrence of such Indebtedness and the use of the proceeds thereof would be at least 1.5 to 1, then the Company or any Subsidiary may incur such Indebtedness;

(b) the Company may incur Indebtedness evidenced by this Note and each of the Subsidiary Guarantors may incur Indebtedness evidenced by the Subordinated Guarantee as defined in Section 3.5;

(c) the Company and its Subsidiaries may incur Indebtedness under the Credit Facilities in an aggregate amount outstanding at any time of an amount equal to the sum of up to $55,000,000 plus the amount of all accrued interest, fees, expenses and advances made for the purpose of protecting collateral that secures the obligations under any Credit Facility or New Loan Agreement then due and owing under any Credit Facility and/or New Loan Agreement then outstanding (whether or not such interest, fees, expenses and advances are treated as part of the principal balances owing under such Credit Facility or New Loan Agreement, including accrued interest thereon) (reduced to the extent the Credit Facilities are replaced by preferred stock as provided in Section 3.1(t)(ii)); and

(d) the Company and its Subsidiaries may incur Indebtedness in the form of Capital Lease Obligations in an aggregate amount outstanding at any time of up to $5 million.

Section 3.5 Guarantors. On the Issue Date, each of the Affiliate Guarantors executed, and the Company caused each of the Subsidiary Guarantors to execute, an "Amended And Restated Junior Subordinated Guarantee" in the form attached hereto as Exhibit A (the "Subordinated Guarantee"). Each of the Affiliate Guarantors and Subsidiary Guarantors is authorized to perform the Guaranteed Obligations (as defined in the Subordinated Guarantee). As of the date of this Note, the Affiliate Guarantors are the only affiliates of the Company that are engaged in the bagel business, except for Minuteman Bagels, LLC, Salt Lake Bagels, LLC and Tuscans, Inc. (collectively, the "Non-Party Affiliates"). The Company covenants and agrees with the Holder that, until all principal of and interest on this Note has been paid in full, (i) the Company will cause each of its Subsidiaries, whether now existing or hereafter in existence, to execute and deliver a Subordinated Guarantee, (ii) each of the Subsidiary Guarantors will be a wholly owned Subsidiary of the Company (except for any such Subsidiary Guarantors, if any, that have merged or liquidated, or may in the future merger or liquidate, into the Company or any other Subsidiary Guarantor as permitted pursuant to Section 3.2.2), and (iii) no such Subsidiary Guarantor shall sell or otherwise dispose, in a transaction or series of transactions, all or substantially all of its assets, except to the Company or another Guarantor or as authorized in such Subordinated Guarantee.

Section 3.6 Restriction On Warrant Payment. No Warrant Payment shall be made if there has occurred and is continuing an Event of Default.

Section 3.7 Affiliate Subordination. As of the Issue Date, the Company shall cause each of its affiliates that are parties thereto (including the Guarantors) to execute the Affiliate Subordination Agreement.

ARTICLE IV

EVENTS OF DEFAULT

Section 4.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default" for the purposes of this Note:

(a) the Company fails to pay any amount owing under this Note when due (whether at stated maturity, by acceleration, upon a Change of Control or otherwise) and such default (in the case of a failure to pay interest when due) continues for a period of thirty (30) consecutive Business Days; or

(b) the Company or any of its Subsidiaries (other than a Subsidiary not then owning assets of material value) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its assets or property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the Federal Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, (vi) generally fail to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(c) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or any of its Subsidiaries of all or any substantial part of its property, or (iii) similar relief in respect of the Company or any of its Subsidiaries under any law relating to bankruptcy, insolvency, reorganization or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against the Company or any of its Subsidiaries shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(d) there shall have occurred a default or defaults under any Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount of at least $5,000,000 which default or defaults shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled; or

(e) the Company shall fail to observe or perform any of its covenants or agreements contained herein or any of the Guarantors fails to observe or perform any of its covenants or agreements contained in the Subordinated Guarantee or the Affiliate Subordination Agreement and such failure continues unremedied for a period of at least 60 days after the receipt by the Company or such Guarantor of notice from the Holder of such default; or

(f) a final judgment or judgments for the payment of money of $250,000 or more in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal and/or satisfy such judgment; or

(g) The obligation(s) of any of the Borrowers to the applicable Banks under the Credit Agreement or to any New Lender under a New Loan Agreement shall mature and be due and payable to such Banks or such New Lender ("Maturity") and shall remain unpaid unless the Borrowers have obtained either (i) a firm written commitment from a New Lender to refinance all obligations subject to such Maturity (a "Refinancing Commitment") and is proceeding to closure in a reasonable fashion, unless the Refinancing contemplated under such Refinancing Commitment is not closed within one hundred twenty (120) days after the date that such Refinancing Commitment is issued on terms and conditions substantially in accordance with the terms and conditions of such Refinancing Commitment, or
(ii) a written agreement from such Banks or a New Lender to forbear from exercising any remedies available to such Banks or a New Lender as a result of such Maturity (a "Forbearance") and such Forbearance or extension thereof has not expired. If and for so long as the Borrowers' obligations to repay the principal amount of borrowings under any Refinancing have not matured, an Event of Default shall not exist pursuant to this Section 4.1(g); or

(h) the transfer, without the prior written consent of Holder, by the Company or any Guarantor of any property to any Non-Party Affiliates on terms that are not fair and reasonable to the business of the Company and the Guarantors, taken as a whole; or

(i) any of the "BC Parties" (as defined in the Settlement Agreement) fails to pay any amount owing under Section 5(c), (d), (f), (g), (i), (m), (n), (o) or
(q) of the Settlement Agreement when due and such failure continues unremedied for a period of at least thirty (30) days after the receipt by the BC Parties of notice from the Holder of such default.

Section 4.2 Acceleration of Maturity; Rescission and Annulment. If any Event of Default specified in paragraph (b) or (c) of Section 4.1 hereof occurs with respect to the Company, the principal of this Note and accrued interest thereon shall automatically become due and payable immediately without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. If any other Event of Default specified in
Section 4.1 hereof occurs and is continuing, then and in every such case the Holder may declare the principal of this Note and accrued interest thereon to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal and interest shall become due and payable immediately without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

Notwithstanding the foregoing, at any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Holder may rescind and annul such declaration and its consequences if it so notifies the Company of its desire to do so. Upon and to the extent of any such rescission or annulment, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such rescission or annulment shall extend to any subsequent or other default or impair any right consequent thereon.

Section 4.3 Preservation of Remedies. If any Event of Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights under this Note by exercising such remedies as are available to the Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note or in aid of the exercise of any power granted in this Note. No remedy conferred in this Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

ARTICLE V

WAIVER AND AMENDMENT

Section 5.1 Amendment. No amendment of this Note shall be effective unless in writing and signed by the Holder and the Company.

Section 5.2 Waiver. No waiver of any provision of this Note shall be effective against the Holder unless in writing and signed by the Holder.

ARTICLE VI

REPRESENTATIONS

Representations. The Company represents and warrants to the Holder as follows:

Section 6.1 Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to execute and deliver this Note and to perform the provisions hereof.

Section 6.2 Authorization, Etc. This Note has been duly authorized by all necessary corporate action on the part of the Company, and this Note constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.3 Compliance with Laws, Other Instruments of the Company, Etc. The execution, delivery and performance by the Company of this Note will not (i) contravene, result in any breach of, constitute a default under, or result in the creation of any lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental or regulatory authority applicable to the Company or
(iii) violate any provision of any statute or other rule or regulation of any governmental or regulatory authority applicable to the Company.

Section 6.4 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing, or declaration with, any governmental or regulatory authority is required in connection with the execution, delivery or performance by the Company of this Note.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications in respect of this Note (including, without limitation, any modifications of, or requests, waivers or consents under, this Note) shall be given or made in writing (including, without limitation, by telecopy) to the Company or the Holder, as the case may be, at the applicable "Address for Notices" specified on the signature page hereof; or at such other address as shall be designated by any such party in a notice to the other party. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 7.2 Governing Law. This Note shall be governed by, and construed in accordance with, the law of the State of Indiana without regard to the conflicts of laws provisions thereof.

Section 7.3 Transfers and Exchanges. This Note is transferable (a) in whole or
(b) in part in minimum denominations of $2,500,000 and in multiples of $500,000 in excess thereof, upon the Holder's delivery to the Company of its written request therefor and upon (i) the surrender by the Holder of this Note for exchange for notes of such lesser permitted denominations aggregating the then outstanding total principal amount of this Note (as theretofore reduced pursuant to the terms hereof) as requested by the Holder and (ii) such certifications and opinions of counsel as may reasonably be requested by the Company with respect to such requested transfer's compliance with applicable securities laws.

Section 7.4 Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.5 Headings, Etc. The headings of the Articles and Sections of this Note have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 7.6 Jurisdiction and Process. The Company agrees that any legal action or proceeding arising out of or relating to this Note or any other document executed in connection herewith, or any legal action or proceeding to execute or otherwise enforce any judgment obtained against the Company for breach hereof or thereof, or against any of its properties, may be brought in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana by or on behalf of the Holder, as the Holder may elect, and the Company hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts for purposes of any such legal action or proceeding. The Company hereby agrees that service of process in any such proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 7.1 or at such other address of which the Holder shall have been notified pursuant thereto. In addition, the Company hereby irrevocably waives to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any other document executed in connection herewith brought in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer.

BRUEGGER'S CORPORATION


By:_/s/ Steven P. Schonberg
---------------------------
Name:  Steven P. Schonberg
---------------------------
Title:  Chief Financial Officer



Address for Notices:
---------------------

Bruegger's Corporation
159 Bank Street
Burlington, VT 05401
Facsimile No.:  (802) 660-4034
Attention:  David T. Austin

With a copy to:
----------------

Sheehey Furlong Rendall & Behm
Gateway Square
30 Main Street
Burlington, VT 05402
Facsimile No.:  (802) 864-6815
Attention:  Mark A. Crow, Esq.




ACCEPTED BY THE HOLDER:

QUALITY DINING, INC.


By: /s/ John C. Firth
    -------------------
Name:  John C. Firth
       -----------------
Title: Executive Vice President
       ------------------------

Address for Notices:

4220 Edison Lakes Parkway
Mishawaka, Indiana   46545
Facsimile No.:  (219) 271-4612
Attention:  John C. Firth

Copy to:

Baker & Daniels
300 North Meridian Street, Suite 2700
Indianapolis, Indiana  46204-1782
Facsimile No. (317) 237-8234
Attention:  James M. Carr, Esq.

Wire Transfer Instructions:

To be furnished.

Exhibit A

(Amended And Restated Junior Subordinated Guarantee)
Exhibit B

(Affiliate Subordination Agreement)